EXHIBIT 10.1
Kraft Foods Inc.
Change in Control Plan for Key Executives
Adopted: April 24, 2007

Kraft Foods Inc.
Change in Control Plan for Key Executives
1. Definitions
For purposes of the Change in Control Plan for Key Executives, the following terms are defined as set forth below (unless the context clearly indicates otherwise):

Affiliate	Any entity controlled by, controlling or under common control with the Company.

Annual Base Salary	Twelve times the higher of (i) the highest monthly base salary paid or payable to the Participant by the Company and its Affiliates in respect of the twelve-month period immediately preceding the month in which the Change in Control occurs, or (ii) the highest monthly base salary in effect at any time thereafter, in each case including any base salary that has been earned and deferred.

Board	The Board of Directors of the Company.

Annual Incentive Target	The annual incentive award that the Key Executive would receive in a fiscal year under the Management Incentive Plan or any comparable annual incentive plan if the target goals are achieved.

Annual Incentive Target Percentage	The Annual Incentive Target as a percentage of Annual Base Salary.

Cause	As defined in Section 3.2(b) (i) of this Plan.

Change in Control	“Change in Control” means the occurrence of any of the following events: (A) Acquisition of 20% or more of the outstanding voting securities of the Company by another entity or group; excluding, however, the following:

(1) any acquisition by the Company or any of its Affiliates;

(2) any acquisition by an employee benefit plan or related trust sponsored or maintained by the Company or any of its Affiliates; or

(3) any acquisition pursuant to a merger or consolidation described in clause (C) of this definition.

(B) During any consecutive 24 month period, persons who constitute the Board at the beginning of such period cease to constitute at least 50% of the Board; provided that each new Board member who is approved by a majority of the directors who began such 24 month period shall be deemed to have been a member of the Board at the beginning of such 24 month period;

(C) The consummation of a merger or consolidation of the Company with another company, and the Company is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Company; or

(D) The consummation of a plan of complete liquidation of the Company or the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity purchasing or acquiring the Company’s assets in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Company.

Code	The Internal Revenue Code of 1986, as amended from time to time.

Committee	The Board’s Compensation Committee or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.

Company	Kraft Foods Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor thereto.

Date of Termination	If the Participant’s employment is terminated by:

(i)    The Company for Cause or by the Participant for Good Reason the Date of Termination shall be the date on which the Participant or the Company, as the case may be, receives the Notice of Termination (as described in Section 3.2(c)) or any later date specified therein, as the case may be.

(ii)  The Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Participant of such termination.

(iii)  Reason of death or Disability, the Date of Termination shall be the date of death of the Participant or the Disability Effective Date, as the case may be.

Disability	As defined in Section 3.2(b) (ii).

Disability Effective Date	As defined in Section 3.2(b) (ii).

Effective Date	April 24, 2007.

Employer	The Company or any of its Affiliates.

Excise Tax	The Excise Tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

Good Reason	As defined in Section 3.2(a).

Key Executive	An employee who is employed on a regular basis by the Employer in a salary band D or more senior position.

Long-Term Incentive Plan Award Target	The long-term cash award that the Participant would receive during a performance cycle under the Long-Term Incentive Plan or any comparable annual incentive plan if the target goals specified under the Long-Term Incentive Plan or such annual incentive plan are achieved.

Long-Term Incentive Plan Target Percentage	The Long-Term Incentive Plan Target as a percentage of Annual Base Salary.

Non-Competition Agreement	The agreement of a Participant not to without the Company’s prior written consent, engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, consultant or otherwise, for a period of up to one (1) year following the date of the Participant’s termination of employment with the Company, for a company that is substantially competitive with a business conducted by the Company.

Non-Solicitation Agreement	The agreement of a Participant that he or she will not solicit, directly or indirectly, any employee of the Company, or a surviving entity following a Change-in-Control, to leave the Company and to work for any other entity, whether as an employee, independent contractor or in any other capacity, for a period of up to one (1) year following the Participant’s Date of Termination of employment with the Company.

Non-U.S. Executive	A Key Executive whose designated home country, for purposes of the Employer’s personnel and benefits programs and policies, is other than the United States.

Participant	A Key Executive who meets the eligibility requirements of Section 2.1; provided, however, that any Non-U.S. Executive who, under the laws of his or her designated home country or the legally enforceable programs or policies of the Employer in such designated home country, is entitled to receive, in the event of termination of employment (whether or not by reason of a Change in Control), Separation Benefits at least equal in aggregate amount to the Separation Pay prescribed under Section 3.3(b), of this Plan shall not be considered a Participant for the purposes of this Plan.

Payment	Any payment or distribution in the nature of compensation (within the meaning of Section 280G (b) (2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

Plan	The Kraft Foods Inc. Change in Control Plan for Key Executives, as set forth herein.

Plan Administrator	The third-party accounting, actuarial, consulting or similar firm retained by the Company prior to a Change in Control to administer this Plan following a Change in Control.

Separation Benefits	The amounts and benefits payable or required to be provided in accordance with Section 3.3 of this Plan.

Separation Pay	The amount or amounts payable in accordance with Section 3.3(b) of this Plan.

U.S. Executive	A Participant whose designated home country, for purposes of the Employer’s personnel and benefits programs and policies, is the United States.
2. Eligibility
2.1. Participation. Except as set forth in the definition of Participant above, each employee who is a Key Executive on the Effective Date shall be a Participant in the Plan effective as of the Effective Date and each other employee shall become a Participant in the Plan effective as of the date of the employee’s promotion or hire as a Key Executive.
2.2. Duration of Participation. A Participant shall cease to be a Participant in the Plan if (i) the Participant ceases to be employed by the Employer under circumstances not entitling him or her to Separation Benefits or (ii) the Participant otherwise ceases to be a Key Executive, provided that no Key Executive may be so removed from Plan participation in connection with or in anticipation of a Change in Control that actually occurs. However, a Participant who is entitled, as a result of ceasing to be a Key Executive of the Employer, to receive benefits under the Plan shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to the Participant in full.
3. Separation Benefits
3.1. Right to Separation Benefits. A Participant shall be entitled to receive from the Company the Separation Benefits as provided in Section 3.3, if a Change in Control has occurred and the Participant’s employment by the Employer is terminated under circumstances specified in Section 3.2(a), whether the termination is voluntary or involuntary, and if (i) such termination occurs after such Change in Control and on or before the second anniversary thereof, or (ii) such termination is reasonably demonstrated by the Participant to have been initiated by a third party that has taken steps reasonably calculated to effect a Change in Control or otherwise to have arisen in connection with or in anticipation of such Change in Control.
3.2. Termination of Employment.
(a)	Terminations which give rise to Separation Benefits under this Plan. The circumstances specified in this Section 3.2(a) are any termination of employment with the Employer by action of the Company or any of its Affiliates or by a Participant for Good Reason, other than as set forth in Section 3.2(b) below. For purposes of this Plan, “Good Reason” shall mean:
(i)	the assignment to the Participant of any duties substantially inconsistent with the Participant’s position, authority, duties or responsibilities in effect immediately prior to the Change in Control, or any other action by the Company or the Employer that results in a marked diminution in the Participant’s position, authority, duties or responsibilities, excluding for this purpose:
a.	changes in the Participant’s position, authority, duties or responsibilities which are consistent with the Participant’s education, experience, etc.;

b.	an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company and/or the Employer promptly after receipt of notice thereof given by the Participant;
(ii)	any reduction in the Participant’s base salary, annual incentive or long-term incentive opportunity as in effect immediately prior to the Change in Control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company and/or the Employer promptly after receipt of notice thereof given by the Participant;

(iii)	the Company’s or the Affiliate’s requiring the Participant to be based at any office or location other than any other location which does not extend the Participant’s current home to work location commute by more than 50 miles;

(iv)	the Company’s or the Affiliate’s requiring the Participant to travel on business to a substantially greater extent than required immediately prior to the Change in Control;

(v)	any alleged termination by the Company or the Affiliate of the Participant’s employment otherwise than as expressly permitted by this Plan; or

(vi)	any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, as required by Article 5.
(b)	Terminations which DO NOT give rise to Separation Benefits under this Plan. Notwithstanding Section 3.2(a), if a Participant’s employment is terminated for Cause or Disability (as those terms are defined below) or as a result of the Participant’s death, or the Participant terminates his or her own employment other than for Good Reason, the Participant shall not be entitled to Separation Benefits under the Plan, regardless of the occurrence of a Change in Control.
(i)	A termination for “Cause” shall have occurred where a Participant is terminated because of:
a.	Continued failure to substantially perform the Participant’s job’s duties (other than resulting from incapacity due to disability);

b.	Gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or

c.	Engaging in other conduct which adversely reflects on the Company in any material respect.
(ii)	A “Termination for Disability” shall have occurred where a Participant is absent from the Participant’s duties with the Employer on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative. In such event, the Participant’s employment with the Employer shall terminate effective on the 30th day after receipt of such notice by the Participant (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Participant shall not have returned to full-time performance of the Participant’s duties.
(c)	Notice of Termination. Any termination by the Company for Cause, or by the Participant for Good Reason, shall be communicated by a Notice of Termination to the other party. For purposes of this Plan, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.
3.3. Separation Benefits. If a Participant’s employment is terminated under the circumstances set forth in Section 3.2(a) entitling the Participant to Separation Benefits, and if the Participant signs a Non-Competition Agreement and a Non-Solicitation Agreement, the Company shall pay or provide, as the case may be, to the Participant the amounts and benefits set forth in items (a) through (e) below (the “Separation Benefits”):
(a)	The Company shall pay to the Participant, in a lump sum in cash within 30 days after the Date of Termination (or, if later, 30 days after the date of the Change in Control), or on such later date as required under Section 3.3(g), the sum of (A) the

Participant’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (B) the product of (x) the Participant’s Target Annual Incentive Award and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365, (C) the product of (x) the Participant’s Long-Term Incentive Award Target and (y) a fraction, the numerator of which is the number of days completed in the applicable performance cycle through the Date of Termination and the denominator of which is total number of days in the performance cycle, and (D) any accrued vacation pay, in each case to the extent not theretofore paid, the sum of the amounts described in sub clauses (A), (B), (C) and (D), (the “Accrued Obligations”).

(b)	The Company also shall pay to the Participant, in a lump sum in cash within 30 days after the Date of Termination (or, if later, 30 days after the date of the Change in Control), or on such later date as required under Section 3.3(g), an amount (“Separation Pay”) equal to the product of (A) two (or in the case of a Participant who served as Chairman and Chief Executive Officer immediately prior to the Change in Control, three) and (B) the sum of (x) the Participant’s Annual Base Salary and (y) the Participant’s Target Annual Incentive Award, reduced (but not below zero) in the case of any Participant who is a Non-U.S. Executive by the U.S. dollar equivalent (determined as of the Participant’s Date of Termination) of any payments made to the Participant under the laws of his or her designated home country or any program or policy of the Employer in such country on account of the Participant’s termination of employment.

(c)	Solely with respect to U.S. Participants, for two years after the Participant’s Date of Termination (or, if later, the date of the Change in Control), (or in the case of a Participant who served as Chairman and Chief Executive Officer immediately prior to the Change in Control, three years), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue welfare benefits to the Participant and/or the Participant’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies (including, without limitation, medical, prescription, dental, disability, employee/spouse/child life insurance, executive life, estate preservation (second-to-die life insurance) and travel accident insurance plans and programs), as if the Participant’s employment had not been terminated, or, if more favorable to the Participant, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates and their families; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining the Participant’s eligibility for retiree benefits pursuant to such welfare plans, practices, programs and policies, the Participant shall be considered to have remained employed until two years (or in the case of a Participant who served as Chairman and Chief Executive Officer immediately prior to the Change in Control, three years) after the Date of Termination, provided, however, that the Participant’s commencement of such retiree benefits shall not be any sooner than the date on which the Participant attains 55 years of age.

(d)	The Company shall, at its sole expense, provide the Participant with outplacement services through the provider of the Company’s choice, the scope of which shall be chosen by the Participant in his or her sole discretion within the terms and conditions of the Company’s outplacement services policy as in effect immediately prior to the Change in Control, but in no event shall such outplacement services continue for more than two years after the calendar year in which the Participant separates from service.

(e)	The Company shall, for two years after the Participant’s Date of Termination (or in the case of a Participant who served as Chairman and Chief Executive Officer immediately prior to the Change in Control, three years), or after the Change in Control, if later, or such longer period as may be provided by the terms of the appropriate perquisite, continue the perquisites at least equal to those which would have been provided to them in accordance with the perquisites in effect at the immediately prior to the Change in Control. This clause does not apply to personal use of the Company aircraft to the extent that this perquisite is in effect for any Key Executive immediately prior to the Change in Control.

(f)	To the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or that the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates.

(g)	Notwithstanding the foregoing, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, then (i) any payments described in Sections 3.3(a) and (b) which the Company determines constitute the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, shall be delayed and become payable within five days after the six-month anniversary of the date on which the Participant separates from service and (ii) any benefits provided under Sections 3.3(c) and (e) which the Company determines constitute the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, shall be provided at the Participant’s sole cost during the six-month period after the date on which the Participant separates from service, and within five days after the expiration of such period the Company shall reimburse the Participant for the portion of such costs payable by the Company pursuant to Sections 3.3(c) and (e) hereof.
         3.4. Certain Additional Payments by the Company.
(a)	Anything in this Plan to the contrary notwithstanding, with respect to any Participant who is a citizen or resident of the United States, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 3.4(a), if it shall be determined that any Participant, other than a Participant who served as Chairman and Chief Executive Officer of the Company immediately prior to the Change in Control, is entitled to a Gross-Up Payment, but that the Participant, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit (taking into account both income taxes and any Excise Tax) which is at least ten percent (10%) greater than the net after-tax proceeds to the Participant resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) that is one dollar less than the smallest amount that would give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Participant and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b)	Subject to the provisions of Section 3.4(c), all determinations required to be made under this Section 3.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other nationally recognized certified public accounting firm as may be designated by the Company and approved by the Participant (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Subject to Section 3.4(e) below, any Gross-Up Payment, as determined pursuant to this Section 3.4, shall be paid by the Company to the Participant within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 3.4(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

(c)	The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:
(i)	give the Company any information reasonably requested by the Company relating to such claim,

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)	cooperate with the Company in good faith in order to effectively contest such claim, and

(iv)	permit the Company to participate in any proceedings relating to such claim;
PROVIDED, HOWEVER, that (A) the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3.4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; and (B) if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)	If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 3.4(c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 3.4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 3.4(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)	Notwithstanding any other provision of this Section 3.4, the Company may withhold and pay over to the Internal Revenue Service for the benefit of the Participant all or any portion of the Gross-Up Payment that it determines in good faith that it is or may be in the future required to withhold, and the Participant hereby consents to such withholding.
3.5. Payment Obligations Absolute. Upon a Change in Control, the obligations of the Company and its Affiliates to pay or provide the Separation Benefits described in Section 3.3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of the Affiliates may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment or value of any benefits hereunder be reduced by any compensation or benefits earned by a Participant as a result of employment by another employer, except as specifically provided under Section 3.3.
3.6. Non-Competition and Non-Solicitation. Upon a Change in Control, the obligations of the Company and its Affiliates to pay or provide the Separation Benefits described in Section 3.3 are contingent on the Participant’s adhering to the Non-Competition Agreement and the Non-Solicitation Agreement. Should the Participant violate the Non-Competition Agreement or Non-Solicitation Agreement, the Participant will be obligated to pay back to the Employer all payments received pursuant to this Plan and the Employer will have no further obligation to pay the Participant any payments that may be remaining due under this Plan.
3.7. Non-Disparagement. Upon a Change in Control, the obligations of the Company and its Affiliates to pay or provide the Separation Benefits described in Section 3.3 are contingent on the Participant’s adhering to certain non-disparagement provisions. The Participant agrees that, in discussing their relationship with Employer, such Participant will not disparage, discredit or otherwise treat in a detrimental manner the Employer, its affiliated and parent companies or their officers, directors and employees. The Employer agrees that, in discussing its relationship with the Participant, it will not disparage or discredit such Participant or otherwise treat such Participant in a detrimental way.
3.8 General Release of Claims. Upon a Change in Control, the obligations of the Company and its Affiliates to pay or provide the Separation Benefits described in Section 3.3 are contingent on the Participant’s (for him/herself, his/her heirs, legal representatives and assigns) agreement to release the Employer, its affiliated companies and their officers, directors, agents and employees from any claims or causes of action of any kind that the Participant might have against any one or more of them as of the date of this Release, regarding his/her employment or the termination of that employment. The Participant understands that this Release applies to all claims the Participant might have under any federal, state or local statute or ordinance, or the common law, for employment discrimination, wrongful discharge, breach of contract, violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, or the Family and Medical Leave Act, and all other claims related in any way to Participant’s employment or the termination of that employment.
3.9. Non-Exclusivity of Rights. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of the Affiliates and for which the Participant may qualify, nor, subject to Section 6.2, shall anything herein limit or otherwise affect such rights as the Participant may have under any contract or agreement with the Company or any of the Affiliates. Amounts or benefits which the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliates shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Plan.
4. Successor to Company
This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.
In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.
5. Duration, Amendment and Termination
5.1. Duration. This Plan shall remain in effect until terminated as provided in Section 5.2. Notwithstanding the foregoing, if a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments or benefits hereunder shall have received such payments or benefits in full.

5.2. Amendment and Termination. The Plan may be terminated or amended in any respect by resolution adopted by the Committee unless a Change in Control has previously occurred. However, after the Board has knowledge of a possible transaction or event that if consummated would constitute a Change in Control, this Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants, unless and until the Board has determined that all transactions or events that, if consummated, would constitute a Change in Control have been abandoned and will not be consummated, and, provided that, the Board does not have knowledge of other transactions or events that, if consummated, would constitute a Change in Control. If a Change in Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect that adversely affects the rights of Participants, and no Participant shall be removed from Plan participation.
6. Miscellaneous
6.1. Legal Fees. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Participant may reasonably incur as a result of any contest by the Company or the Affiliates, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided that the Company shall have no obligation under this Section 6.1 to the extent the resolution of any such contest includes a finding denying, in total, the Participant’s claims in such contest.
6.2. Employment Status. This Plan does not constitute a contract of employment or impose on the Participant, the Company or the Participant’s Employer any obligation to retain the Participant as an employee, to change the status of the Participant’s employment as an “at will” employee, or to change the Company’s or the Affiliates’ policies regarding termination of employment.
6.3. Tax Withholding. The Company may withhold from any amounts payable under this Plan such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
6.4. Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
6.5. Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the Commonwealth of Virginia, without reference to principles of conflict of law.

6.6. Claim Procedure. If a Participant makes a written request alleging a right to receive Separation Benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits. All claims for Separation Benefits under the Plan shall be sent to the General Counsel of the Company and must be received within 30 days after the Date of Termination. If the Company determines that any individual who has claimed a right to receive Separation Benefits under the Plan is not entitled to receive all or a part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefore in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the written request, unless the Company determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Plan Administrator a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Plan Administrator shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review the pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Plan Administrator. The Plan Administrator will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Plan Administrator determines additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Plan Administrator fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Plan Administrator shall be deemed to have denied the claim.
6.7. Unfunded Plan Status. This Plan is intended to be an unfunded plan and to qualify as a severance pay plan within the meaning of Labor Department Regulations Section 2510.3-2(b). All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Committee may authorize the creation of trusts or other arrangements to assist in accumulating funds to meet the obligations created under the Plan; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.
6.8. Reliance on Adoption of Plan. Subject to Section 5.2, each person who shall become a Key Executive shall be deemed to have served and continue to serve in such capacity in reliance upon the Change in Control provisions contained in this Plan.
6.9. Plan Supersedes Prior U.S. Arrangements with One Exception. For the period of two years following the occurrence of a Change in Control, the provisions of this Plan shall supersede, with respect to U.S. Participants, any and all plans, programs, policies and arrangements of the Company providing severance benefits, EXCEPT FOR the 2005 Performance Incentive Plan.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer effective as of the Effective Date set forth above.

KRAFT FOODS INC.
By:	/s/ Karen May
EVP, Global Human Resources